Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Kirkland’s, Inc. for the registration of 2,641,032 shares of its common stock and to the incorporation by reference therein of our report dated April 25, 2008, with respect to the consolidated financial statements of Kirkland’s, Inc. included in its Annual Report (Form 10-K) for the year ended February 2, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
July 3, 2008
Memphis, Tennessee